Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement Amendment No. 1 on Form S-1 of our report dated March 31, 2025, which includes an explanatory paragraph regarding the substantial doubt about the ability of bioAffinity Technologies, Inc. (the “Company”) to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, which is contained in that Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 12, 2025